CONSENT OF INDEPENDENT AUDITORS

The Bear Stearns Funds:

We consent to the incorporation by reference in Post-Effective Amendment No. 14 to Registration Statement No. 33-84842 of our report dated May 9, 1997 relating to Large Cap Value Portfolio, Small Cap Value Portfolio, Total Return Bond Portfolio, The Insiders Select Fund, and S&P STARS Portfolio of The Bear Stearns Funds included in the Annual Report to Shareholders for the year ended March 31, 1997 in the Statement of Additional Information, which are a part of such Registration Statement and to the references to us under the caption "Financial Highlights" in the Prospectuses, which also are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------

DELOITTE & TOUCHE LLP
New York, New York
August 28, 1997